Exhibit 10.17

HIPPO HOLDINGS INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

This Hippo Holdings Inc. (the “Company”) Non-Employee Director Compensation Program (this “Program”) has been adopted under the Company’s 2021 Incentive Award Plan (the “Plan”) and shall be effective upon the later of the date approved by the Company’s Board of Directors (the “Board”) or the closing of the transactions contemplated by that certain Agreement and Plan of Merger entered into on March 3, 2021, by and among Hippo Enterprises Inc., Reinvent Technology Partners Z, a Cayman Islands exempted company limited by shares, and RTPZ Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Reinvent Technology Partners Z (the “Merger Agreement”) (such later date, the “Effective Date”). Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Plan. The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company prior to the first day of the calendar year with respect to which such compensation is scheduled to be earned, or, in the case of a Non-Employee Director who first becomes eligible to participate in the Program, within the first 30 days of such eligibility. The notice shall be effective for such compensation and all subsequent compensation unless otherwise agreed in writing between the Company and the Non-Employee Director.

Cash Compensation

Effective upon the Effective Date, annual retainers will be paid in the following amounts to Non-Employee Directors:

Board Service

Non-Employee Director:	$35,000
Non-Executive Chair:	$22,500

Committee Service

	Chair	Non-Chair
Audit Committee Member	$20,000	$10,000
Compensation Committee Member	$12,000	$6,000
Nominating and Corporate Governance Committee Member	$8,000	$4,000

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Equity Compensation

Initial Equity Grant:

Each Non-Employee Director who is initially elected or appointed to serve on the Board within one year of the Effective Date or after the Effective Date shall be granted an award of RSUs under the Plan or any other applicable Company equity incentive plan then-maintained by the Company with respect to that number of shares of Common Stock calculated by dividing (i) $300,000 by (ii) the Grant Date Value(the “Initial RSU Award”). For purposes hereof, “Grant Date Value” shall mean (i) except as provided in subsection (ii), the average closing market price of the Company’s common stock as quoted on the national exchange with which the Common Stock is listed for the 30-day period immediately preceding the applicable date of grant and (ii) for each Non-Employee Director who is appointed on or within one year prior to the Effective Date with respect to their Initial RSU Award only, the fair market value per share of Common Stock under the Merger Agreement (i.e., $10.00).

Except as provided below and subject to the registration of the Common Stock on a Form S-8, the Initial RSU Award will be automatically granted on the date on which such Non-Employee Director commences service on the Board, and will vest as 1/3rd of the RSUs on each anniversary of the applicable date of grant such that the shares subject to the Initial RSU Award are fully vested on the third anniversary of the date of grant, subject to the Non-Employee Director continuing in service on the Board through each such vesting date. In the case of a Non-Employee Director who commenced services with the Company on or within one-year of the Effective Date, the Initial RSU Award will be automatically granted on the date following the date on which the registration of the Common Stock on a Form S-8 becomes effective, and will vest as 1/3rd of the RSUs on each anniversary of the date on which such Non-Employee Director commences service on the Board, subject to the Non-Employee Director continuing in service on the Board through each such vesting date.

Annual Equity Grant:

Each Non-Employee Director who (i) is serving on the Board as of the date of an annual meeting of the Company’s stockholders (an “Annual Meeting”) for at least six months after the Effective Date and (ii) will continue to serve as a Non-Employee Director immediately following such Annual Meeting, shall be granted an award of RSUs under the Plan or any other applicable Company equity incentive plan then-maintained by the Company covering a number of shares of Common Stock calculated by dividing (x) $150,000 by (y) Grant Date Value (the “Annual RSU Award”).

Subject to the registration of the Common Stock on a Form S-8 prior to first Annual Meeting following the Effective Date, the Annual RSU Award will be automatically granted on the date of the applicable Annual Meeting, and will vest in full upon the earlier of (i) the first anniversary of the date of grant and (ii) immediately prior to the Annual Meeting that occurs following the date of grant, subject to the Non-Employee Director continuing in service to the Company and its subsidiaries through such vesting date.

Unless otherwise provided by the Board, no portion of an Initial RSU Award or Annual RSU Award which is unvested at the time of a Non-Employee Director’s termination of service with the Company (as determined by the Board) shall become vested thereafter. Any Initial RSU Award or Annual RSU Award granted hereunder shall be subject to the Plan and the applicable standard form of award agreement thereunder, as modified to reflect the terms herein.

Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their service with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial RSU Award, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from service with the Company and any parent or subsidiary of the Company, Annual RSU Awards as described above.

Change in Control

Upon a Change in Control, all outstanding equity awards granted under the Plan and any other equity incentive plan maintained by the Company that are held by a Non-Employee Director shall become fully vested and/or exercisable, irrespective of any other provisions of the Non-Employee Director’s award agreement, subject to such Non-Employee Director’s continued service as of immediately prior to such Change in Control.

Reimbursements

The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

Miscellaneous

The other provisions of the Plan shall apply to the equity awards granted automatically pursuant to this Program, except to the extent such other provisions are inconsistent with this Program. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Plan. The grant of any equity award under this Program shall be made solely by and subject to the terms set forth in a written agreement in a form approved by the Board and duly executed by an executive officer of the Company.